UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2009

‘mktg, inc.’

(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

75 Ninth Avenue, New York, New York 10011

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (212) 660-3800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          On November 25, 2009, ‘mktg, inc.’ entered into a Securities Purchase Agreement (the “Purchase Agreement”) with UCC-mktg Investment, LLC, an investment vehicle organized by Union Capital Corporation (“Union Capital”); and certain of our directors and officers; providing for a $5 million financing led by an affiliate of Union Capital (the “Financing”). The Financing will consist of $2.5 million in aggregate principal amount of our Senior Secured Notes (“Secured Notes”), $2.5 million in aggregate stated value of our Series D Convertible Participating Preferred Stock (“Preferred Stock”) initially convertible into 5,321,922 shares of Common Stock, and Warrants to purchase 2,456,272 shares of our Common Stock (the “Warrants” and, together with the Secured Notes and Preferred Stock, the “Securities”). The Financing is expected to close on or about December 10, 2009. The terms of the Securities and the Financing are summarized below.

The Secured Notes

          The Secured Notes will be secured by substantially all of our assets; bear interest at a rate of 12.5% per annum payable quarterly; and mature in one installment on the third anniversary of the Financing. We have the right to prepay the Secured Notes at any time. While the Secured Notes are outstanding, we will be subject to customary affirmative, negative and financial covenants. The financial covenants include (i) a fixed charge coverage ratio test requiring us to maintain a fixed charge coverage ratio of not less then 1.40 to 1.00 commencing on the last day of the fiscal quarter ending after the first anniversary of the closing date of the transaction and for which financial statements are available and on each fiscal quarter thereafter, (ii) a minimum EBITDA test, to be tested at the end of each fiscal quarter commencing on the last day of the fiscal quarter ending after the first anniversary of the closing date of the transaction and for which financial statements are available and on each fiscal quarter thereafter, requiring us to generate adjusted “EBITDA” of at least $3,000,000 over the preceding four quarters, (iii) a minimum liquidity test requiring us to maintain cash and cash equivalents of $500,000 at all times, and (iv) limitations on our capital expenditures. The Secured Notes are not convertible into equity.

Preferred Stock

          The terms of the Preferred Stock are set forth in a Certificate of Designations designating the Preferred Stock (the “Certificate of Designations”), which will be filed with the Secretary of State of the State of Delaware prior to the closing of the Financing. The shares of Preferred Stock to be issued in the Financing have a Stated Value of $1.00 per share, and will initially be convertible into Common Stock at a conversion price of $0.47. The conversion price of the Preferred Stock will be subject to full ratchet anti-dilution provisions for 18 months following the Financing, and weighted-average anti-dilution provisions thereafter. Holders of the Preferred Stock will not be entitled to special dividends but will be entitled to be paid upon a liquidation, redemption or change of control , the Stated Value of such shares plus the greater of (a) a 14% accreting liquidation preference, compounding annually, and (b) 3% of the volume weighted average price of our Common Stock outstanding on a fully-diluted basis (excluding the shares issued upon conversion of the Preferred Shares) for the 20 days preceding the event. A consolidation or merger, a sale of all or substantially all of our assets, and a sale of 50% or more of our Common Stock would be treated as a change of control for this purpose.

          The Preferred Stock will vote together with the Common Stock on an as-converted basis, and the vote of a majority of the shares of the Preferred Stock will be required to approve, among other things, (i) any issuance by us of capital stock which is senior to or pari passu with the Preferred Stock; (ii) any increase in the number of authorized shares of Preferred Stock; (iii) any dividends or payments on equity securities; (iv) any amendment to our Certificate of Incorporation, By-laws or other governing documents that would result in an adverse change to the rights, preferences, or privileges of the Preferred Stock; (v) any material deviation from the annual budget approved by our Board of Directors; and (vi) entering into any material contract not contemplated by the annual budget approved by our Board of Directors.

          After the sixth anniversary of the Financing, holders of the Preferred Stock can require us to redeem the Preferred Stock at its Stated Value plus any accretion thereon. In addition, we may be required to redeem the Preferred Stock earlier upon the occurrence of a “Triggering Event.” Triggering Events include (i) a failure by us to timely deliver shares of Common Stock upon conversion of Preferred Stock, (ii) our failure to pay amounts due to the holders (after notice and a cure period), (iii) a bankruptcy event with respect to us or any of our subsidiaries, (iv) our default under other indebtedness in excess of certain amounts, and (v) our breach or representations, warranties or covenants in the documents entered into in connection with the Financing. Upon a Triggering Event or our failure to redeem the Preferred Stock, the accretion rate on the Preferred Stock will increase to 16.5% per annum. We may also be required to pay penalties upon our failure to timely deliver shares of Common Stock upon conversion of Preferred Stock.

Warrants

          The investors in the Financing will be issued nominal strike price Warrants to purchase an aggregate of 2,456,272 shares of Common Stock. The Warrants are exercisable for a period of six years following issuance.

Board Rights

          So long as at least 25% of the shares of Preferred Stock issued at closing are outstanding, the holders of the Preferred Stock as a class will have the right to designate two members of our Board of Directors, and so long as at least 15% but less than 25% of the shares of Preferred Stock issued at the closing are outstanding, the holders of the Preferred Stock will have the right to designate one member of our Board of Directors. Additionally, the holders of Preferred Stock have the right to designate two non-voting observers to our Board of Directors.

Participation Rights

          If we issue new equity securities, an affiliate of Union Capital will have the right to purchase its pro rata share of the new securities, subject to customary exceptions.

Management Investment Requirement

          As a condition to their participation in the financing, Union Capital required that directors, officers and employees of ours collectively purchase $735,000 of the Securities on the same terms and conditions as the Union Capital affiliate. Directors, officers and employees participating in the Financing include Marc Particelli, our Chairman of the Board, who has agreed to invest $500,000 in the Financing, Charles Horsey, our President, who has agreed to invest $200,000 in the Financing, and other employees of ours who have agreed to invest an aggregate amount of approximately $35,000 in the Financing.

Demand Registration Rights

          At the request of the holders of a majority of the shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants, we will be required to file a registration statement with the SEC to register the resale of such shares of Common Stock under the Securities Act of 1933, as amended.

Fees

          We will pay Union Capital a closing fee of $325,000, half of which will be upon the closing of the Financing and the balance of which will be paid in six monthly installments beginning January 1, 2010. We will also reimburse Union Capital for all of its fees, including reasonable legal fees, costs and expenses of counsel to Union Capital, and out-of-pocket expenses, in an amount not to exceed $250,000, $150,000 of which was paid on November 25, 2009 upon signing the Purchase Agreement. Additionally, upon closing, we will enter into a management consulting agreement with Union Capital under which Union Capital will provide us with management advisory services and we will pay Union Capital a fee of $125,000 per year for such services. Such fee will be reduced to $62,500 per year if the holders of the Preferred Stock no longer have the right to nominate two directors and Union Capital no longer owns at least 40% of the Common Stock purchased by it at closing (assuming conversion of Preferred Stock and exercise of Warrants held by it). The management consulting agreement will terminate when the holders of the Preferred Stock no longer have the right to nominate any directors and affiliates of Union Capital no longer own at least 20% of the Common Stock purchased by it at closing (assuming conversion of Preferred Stock and exercise of Warrants held by it).

Use of Proceeds

          We will use the net proceeds of the Financing to repay amounts owed to our customer Diageo as a result of programs terminated by Diageo, expenses incurred in the connection with the Financing, and for general working capital purposes.

Conditions to Closing

          The closing of the Financing is subject to a number of conditions, including, among other things, that in accordance with Nasdaq rules, 10 days shall have passed since mailing of a notice to our stockholders setting forth the terms of the Financing and stating that we have obtained Nasdaq approval for an exception to their stockholder approval requirements with respect to the Financing, which was obtained under Nasdaq’s ‘financial viability’ rules in light of our pressing cash needs.

Potential Effect of Stock Issuances Related to the Financing Transactions

          We currently have 8,596,951 shares of Common Stock outstanding. If all of the shares of Preferred Stock issued in the Financing are converted to Common Stock at the initial conversion price and all of the Warrants exercised, we will have 16,375,145 shares of Common Stock outstanding in the aggregate, representing a potential increase of approximately 90% in the number of shares outstanding prior to the Financing.

          The foregoing is a summary of the terms of the Securities and the Financing and does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of the Purchase Agreement, the Securities and the Certificate of Designation, which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 4.1	Form of Certificate of Designations, Designations, Preferences and Rights of Series D Convertible Participating Preferred Stock of ‘mktg, inc.’

Exhibit 4.2	Form of Senior Secured Promissory Notes of ‘mktg, inc.’

Exhibit 4.3	Form of Warrant to Purchase Common Stock of ‘mktg, inc.’

Exhibit 4.4	Form of Registration Rights Agreement to be entered into by ‘mktg, inc.’ and purchasers of the Series D Convertible Participating Preferred Stock

Exhibit 10.1	Securities Purchase Agreement, dated as of November 25, 2009, by and among ‘mktg, inc.’, UCC-mktg Investment, LLC, and the “Management Investors” identified therein

Exhibit 10.2	Management Consulting Agreement to be entered into by ‘mktg, inc.’ and Union Capital Corporation

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 30, 2009.

‘mktg, inc.’

By:	/s/ Charles Horsey

Charles Horsey,
President

EXHIBIT INDEX

No.	Description

Exhibit 4.1	Form of Certificate of Designations, Designations, Preferences and Rights of Series D Convertible Participating Preferred Stock of ‘mktg, inc.’

Exhibit 4.2	Form of Senior Secured Promissory Notes of ‘mktg, inc.’

Exhibit 4.3	Form of Warrant to Purchase Common Stock of ‘mktg, inc.’

Exhibit 4.4	Form of Registration Rights Agreement to be entered into by ‘mktg, inc.’ and purchasers of the Series D Convertible Participating Preferred Stock

Exhibit 10.1	Securities Purchase Agreement, dated as of November 25, 2009, by and among ‘mktg, inc.’, UCC-mktg Investment, LLC, and the “Management Investors” identified therein.

Exhibit 10.2	Management Consulting Agreement to be entered into by ‘mktg, inc.’ and Union Capital Corporation.